Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 30, 2025 on the financial statements and financial highlights of Tradr 2X Long Innovation ETF, Tradr 1.5X Short NVDA Daily ETF, Tradr 2X Short TSLA Daily ETF, and Tradr 1X Short Innovation Daily ETF, each a series of Investment Manager Series Trust II, appearing in Form N-CSR for the year ended March 31, 2025 which are incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 28, 2025